Exhibit 12


                       Ratio of Earnings to Fixed Charges

                           American Tower Corporation


The following table reflects the computation of the ratio of earnings to fixed charges for the periods presented.



                                        Period From July 17, 1995                                                Six Months
                                             (Incorporation)                 Year ended December 31,                Ended
                                          to December 31, 1995         1996          1997            1998       June 30, 1999
                                          --------------------         ----          ----            ----       -------------
Computation of Earnings:
Loss Before Income Taxes and
Extraordinary Loss . . . . . . . . .         $  (184)                $  (434)      $  (2,049)     $  (42,441)      $  (20,130)

Add:
Interest Expense . . . . . . . . . .               -                       -           3,040          23,229           11,539
Operating Leases . . . . . . . . . .               2                     126             633           3,245            2,971
                                             -------                 -------       ---------      ----------       ----------
Earnings as Adjusted . . . . . . . .            (182)                   (308)          1,624         (15,967)          (5,620)

Computation of Fixed Charges:
Interest Expense . . . . . . . . . .               -                       -           3,040          23,229           11,539
Operating Leases . . . . . . . . . .               2                     126             633           3,245            2,971
                                             -------                 -------       ---------      ----------       ----------
Fixed Charges . . . . . . . . . . .                2                     126           3,673          26,474           14,510

Ratio of Earnings to Fixed Charges                 -                       -             .44               -                -

Deficiency in Earnings Required to
Cover Fixed Charges . . . . . . . .            $ 184                   $ 434         $ 2,049         $42,441          $20,130



(1)     Interest  expense includes  amortization of deferred  financing costs for the year ended December 31, 1997, 1998 and the six months ended June 1999. Interest expense also includes redeemable  preferred stock dividends for the year ended December 31,
        1998.

(2)     For purposes of this calculation  "earnings"  consist of loss before income taxes,  extraordinary  losses and fixed charges.
        "Fixed Charges" consist of interest  expense,  amortization of debt discount and related issuance costs and the component of rental expense associated with operating leases believed by management to be representative of the interest  factor  thereon
        (30%).